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                                                                   Exhibit 99.1

                        Mediacom Communications Appoints
                  PricewaterhouseCoopers as Independent Auditor
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Middletown, NY --- April 19, 2002 --- Mediacom Communications Corporation
(NASDAQ: MCCC) today announced that the Audit Committee of its Board of Directors has appointed PricewaterhouseCoopers, LLP as the Company's independent auditor for 2002. This appointment concludes an extensive selection process that was part of the Company's annual review of auditing services.

"Since commencement of our operations in 1996, Arthur Andersen has provided highly valued professional services to Mediacom, and we have been extremely pleased with the excellent quality of the work performed by the Arthur Andersen team assigned to our Company," said Rocco Commisso, Mediacom's Chairman and CEO. "Regrettably, given the recent developments and uncertainties surrounding Arthur Andersen, our Audit Committee believes that this change is in the best interests of Mediacom and its shareholders."

"I would like to extend my best wishes to all the partners and employees of Arthur Andersen who played an integral role during the past six years in Mediacom's dramatic growth, including our initial public offering in 2000 and, this past year, the acquisitions of cable systems serving about 800,000 basic subscribers from AT&T Broadband, LLC and the related financings," Mr. Commisso concluded.

Mediacom Communications is the nation's 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. The Company's cable systems pass approximately 2.6 million homes and serve about 1.6 million basic subscribers in 23 states. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, high-speed Internet access and video-on-demand. The Company was founded in July 1995 by Rocco B. Commisso. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.

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Contact:   Mark E. Stephan
           Senior Vice President and
           Chief Financial Officer
           845-695-2640
           mstephan@mediacomcc.com